Exhibit 5.1

July 18, 2016

Golden Queen Mining Co. Ltd.

2300-1066 West Hastings Street
Vancouver, BC, Canada, V6E 3X2

Dear Sirs and Mesdames:

Re:	Golden Queen Mining Co. Ltd. (the “Company”)

Dear Ladies and Gentlemen:

We have acted as special counsel to Golden Queen Mining Co. Ltd., a British Columbia corporation (the “Company”), in connection with the public offering by the Company (the “Offering”) of 9,670,000 units (the “Units”) at a price of CDN$1.45 per Unit (the “Issue Price”). Each Unit will be comprised of one common share (each a “Common Share”) and one-half of one share purchase warrant (each a “Warrant”). Each Warrant will entitle the holder to purchase one additional share of Common Stock (each a “Warrant Share”) at a price of CDN$2.00 per Warrant Share for a period of 36 months from the closing date of the Offering (the “Offering”). The Units are being offered pursuant to the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement was declared effective by the SEC on May 13, 2016.

In connection with the Offering, the Company entered into an Underwriting Agreement (defined herein) pursuant to which the Company has granted to the Underwriters (defined herein) an over-allotment option to purchase up to an additional 1,450,000 Units at the Issue Price for a period of 30 days from the closing date (which may be exercised for Common Shares, Warrants or a combination thereof (together, the “Over-Allotment Securities”)) to cover over-allotments, and for market stabilization purposes. The Company has also agreed to issue to the Underwriters warrants (the “Underwriters’ Warrants”) to purchase that number of common Shares equal to 6% of the aggregate number of Common Shares sold pursuant to the Offering. The Underwriters’ Warrants are exercisable at a price of CDN$2.00 per Common Share for a period of 36 months from the closing date of the Offering.

The Units, the Common Shares, the Warrants, Warrant Shares, Over-Allotment Securities, Underwriters’ Warrants and the Common Shares issuable on exercise of the Underwriters’ Warrants are collectively referred to herein as the “Offered Securities”. All dollar amounts in this letter refer to Canadian dollars unless otherwise noted.

Participation

We have participated in the preparation of the following in connection with the Offering, each of which documents we have reviewed in delivering our opinions set forth herein:

•	the Registration Statement;

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•	the base prospectus filed with the SEC under Rule 424(b) of the Act on May 16, 2016 (the “Base Prospectus”);

•	the final prospectus supplement filed with the SEC under Rule 424(b) on July 18, 2016 (the “Prospectus Supplement”);

•	the underwriting agreement dated July 18, 2016 (the “Underwriting Agreement”) entered into among the Company and Cormark Securities Inc., as sole book-running manager and representative of the Underwriters and M Partners Inc. (the “Underwriters”); and

•	a draft warrant indenture to be entered into between the Company and Computershare Trust Company of Canada, Inc. (the “Warrant Agent”) as agent for the Warrants (the “Warrant Indenture”).

The Base Prospectus and the Prospectus Supplement are together referred to herein as the “Prospectus”.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5) in connection with the Offering. No opinion is expressed as to the contents of the Registration Statement, the Prospectus or any Prospectus Supplement, other than the opinions expressly set forth herein relating to the Units, the Shares, the Warrants, the Warrant Shares, Over-Allotment Securities, Underwriters’ Warrants and the Common Shares issuable on exercise of the Underwriters’ Warrants.

Documents Reviewed

In rendering the opinions set forth below, we have reviewed the following documents in addition to those documents referred to above:

•	the Company’s Certificate of Incorporation dated November 21,1985 issued by the British Columbia Registrar of Companies;

•	the Company’s Articles, including the notice of articles (the “Articles”);

•	a Certificate of Good Standing dated as of July 18, 2016, electronically retrieved from the British Columbia Registrar of Corporations;

•	certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors approving, among other things, the Offering and the Underwriting Agreement; and

•	other documents as we have deemed relevant.

In addition, we have relied upon certificates of officers of the Company and of public officials as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

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Assumptions, Limitations and Qualifications

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

•	all Offered Securities will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus,

•	the Certificate of Incorporation and the Articles of the Company in the form reviewed by us are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in each case since the date hereof,

•	at the time of the issuance of any Warrant Shares issuable upon exercise of the Warrants, there will be sufficient shares of Common Stock authorized and unissued under the Company’s then operative Articles and not otherwise reserved for issuance,

•	at the time of the issuance of any common shares issuable upon exercise of the Underwriters’ Warrants, there will be sufficient shares of Common Stock authorized and unissued under the Company’s then operative Articles and not otherwise reserved for issuance,

•	the Warrant Indenture will be duly authorized, executed and delivered by the Warrant Agent and the Company and will be enforceable in accordance with its terms and any Warrants that may be issued in connection with the Offering will be manually signed by duly authorized officers of the Company and will be counter-signed by duly authorized officers of the Warrant Agent,

•	the Underwriting Agreement is duly authorized, executed and delivered by the Underwriters and the Company and will be enforceable in accordance with its terms and the Underwriters’ Warrants that may be issued in connection with the Offering will be manually signed by duly authorized officers of the Company;

•	the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company,

•	each of the statements made and certified in each certificate of any officer of the Company delivered to us in connection with this opinion were true and correct when made, have at no time since being made and certified become untrue or incorrect, and remain true and correct on the date hereof.

In addition, we have assumed:

•	the legal capacity of all natural persons,

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•	genuineness of all signatures on documents examined by us,

•	the authenticity of all documents submitted to us as originals,

•	the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and

•	that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect. In particular, we note that the Warrant Shares and the common shares issuable upon exercise of the Underwriters’ Warrants may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, in effect on the date hereof, which laws are subject to change.

The foregoing opinion is limited to the laws of British Columbia, statutory provisions of the Province of British Columbia and reported judicial decisions of the courts of the Province of British Columbia interpreting those laws, that, in our experience, are normally applicable to transactions such as the Offering. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

Opinion

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Units, Over-Allotment Securities and Underwriters’ Warrants have been duly authorized by all necessary corporate action on the part of the Company and upon issuance of the Common Shares and the Warrants comprising the Units, the Over-Allotment Securities, the Underwriters’ Warrants, and the Common Shares issuable upon exercise of the Underwriters’ Warrants in the manner contemplated by the Underwriting Agreement, the Warrant Indenture and the Prospectus:

•	the Common Shares comprising the Units and the Over-Allotment Securities will be duly authorized, validly issued, fully paid and non-assessable,

•	the Underwriters’ Warrants and the Warrants comprising the Units and the Over-Allotment Securities will constitute valid and binding obligations of the Company,

•	upon exercise of the Warrants and the Warrants comprising the Over-Allotment Securities in accordance with the terms thereof and the Warrant Indenture, which exercise will include payment of the required exercise price, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable; and

•	upon exercise of the Underwriters’ Warrants in accordance with the terms thereof and the Underwriting Agreement, which exercise will include payment of the required exercise price, the Common Shares issuable upon exercise of the Underwriters’ Warrants will be duly authorized, validly issued, fully paid and non-assessable

Suite 1200 – 750 West Pender Street, Vancouver, B.C. V6C 2T8 h Website: www.mortonlaw.ca
Telephone: 604.681.1194 h Facsimile: 604.681.9652

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Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the Offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the Base Prospectus and Prospectus Supplement which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ Morton Law LLP

MORTON LAW LLP

Suite 1200 – 750 West Pender Street, Vancouver, B.C. V6C 2T8 h Website: www.mortonlaw.ca
Telephone: 604.681.1194 h Facsimile: 604.681.9652